EXHIBIT 10.1


                                 LOAN AGREEMENT


         This Loan Agreement ("Agreement") dated as of July 1, 2008, is between BANK OF AMERICA, N.A., a national banking association (the "Bank"), and CRAFT BREWERS ALLIANCE, INC., a Washington corporation (the "Borrower"). The Line of Credit and the Term Loan, as defined below, are together referred to as the "Facilities."


1.       LINE OF CREDIT AMOUNT AND TERMS

         1.1. Line of Credit Amount.

                  (a) During the availability period described below, the Bank will provide a line of credit to the Borrower (the "Line of Credit"). The amount of the Line of Credit (the "Commitment") is Fifteen Million and No/100 Dollars ($15,000,000.00).

                  (b) The Line of Credit is a revolving line of credit. During the availability period, at any time, from time to time, the Borrower may repay principal amounts under the Line of Credit, without premium or penalty except with respect to "Portions" pursuant to Sections 3.2(f) and 3.3(e) below, and reborrow them.

                  (c) The Borrower agrees not to permit the principal balance of the Line of Credit outstanding to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

         1.2. Availability Period. The Line of Credit is available between the date of this Agreement and January 1, 2013, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

         1.3. Repayment Terms.

                  (a) The Borrower will pay interest in arrears on August 1, 2008, and then on the first day of each month thereafter until payment in full of any principal outstanding under the Line of Credit. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

                  (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under the Line of Credit no later than the Expiration Date.

         1.4. Interest Rate.

                  (a) The interest rate is a rate per year equal to the Bank's Prime Rate plus the Applicable Rate as defined below.

                  (b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

         1.5. Optional Interest Rates. Instead of the interest rate based on the rate stated in Section 1.4(a), the Borrower may elect the optional interest rates listed below for the Line of Credit during interest periods set forth in
Section 3.2(a) and 3.3(a). The optional interest rates shall be subject to the terms and conditions described in Article 3. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

                      o The  LIBOR  Rate  plus the  Applicable  Rate as  defined below.

                      o The IBOR Rate plus the Applicable Rate as defined below.

         1.6. Applicable Rate. The Applicable Rate shall be (a) 1.75% for LIBOR/IBOR and 0.30% for the Fee Margin until receipt by the Bank of the Borrower's financial statements for the period ending December 31, 2008, and (b) thereafter, the following amounts per annum, based upon the ratio of Funded Debt to EBITDA (as defined in Section 9.3, the "Financial Test"), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower's most recent financial statements) received by the Bank as required in Section 9.2:


--------------------------------------------------------- ------------------------------------------------------------
                                                                                 Applicable Rate
                                                                        (in percentage points per annum)
----------------------- --------------------------------- ---------------------- ------------------ ------------------
    Pricing Level            Funded Debt to EBITDA            LIBOR/IBOR +           Prime +/-         Fee Margin:
----------------------- --------------------------------- ---------------------- ------------------ ------------------

----------------------- --------------------------------- ---------------------- ------------------ ------------------

----------------------- --------------------------------- ---------------------- ------------------ ------------------
          1                 <4.0 to 1 but = 3.0 to 1              1.500                -0.25              0.225
----------------------- --------------------------------- ---------------------- ------------------ ------------------
          2                 <3.0 to 1 but = 2.0 to 1              1.250                -0.25              0.225
----------------------- --------------------------------- ---------------------- ------------------ ------------------
          3                        < 2.0 to 1                     1.125                -0.50              0.200
----------------------- --------------------------------- ---------------------- ------------------ ------------------


The Applicable Rate shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement by more than 30 days, the Applicable Rate from the date 30 days after such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Bank's acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement. The Borrower's obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.

         1.7. Letters of Credit.

                  (a) During the availability period, at the request of the Borrower, the Bank will issue standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

                  (b) The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000).

                  (c) In calculating the principal amount outstanding under the Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

                  (d) The Borrower agrees:

                           (i) Any sum drawn  under a letter of credit  may,  at
                  the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                           (ii) If there is a default under this  Agreement,  at
                  the Bank's request, to immediately secure the Borrower's reimbursement obligations under all outstanding letters of credit with cash collateral in an amount equal to the aggregate stated amount of all such letters of credit.

                           (iii) The  issuance  of any  letter of credit and any
                  amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                           (iv)  To  sign  the  Bank's  form   Application   and
                  Agreement for Standby Letter of Credit.

                           (v) To pay any  issuance  and/or  other fees that the
                  Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

                           (vi) To allow the Bank to  automatically  charge  its
                  checking account for applicable fees, discounts, and other charges.

                           (vii) To pay the Bank a  non-refundable  fee equal to
                  the Applicable  Rate per annum set forth for  "LIBOR/IBOR"  in
                  Section 1.6, multiplied by the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.


2.       TERM LOAN AMOUNT AND TERMS

         2.1. Loan Amount. The Bank agrees to provide a term loan to the Borrower in the amount of Thirteen Million Five Hundred Thousand and No/100 Dollars ($13,500,000.00) (the "Term Loan") for refinancing a loan made to the Borrower's predecessor by merger, Widmer Brothers Brewing Company, an Oregon corporation ("Widmer"), for purposes of constructing an expansion of its brewery facility (the "Project").

         2.2. Availability Period. The Term Loan is available in one or more disbursements from the Bank between the date of this Agreement and August 1, 2008, unless the Borrower is in default.

         2.3.  Repayment Terms.

                  (a) The Borrower will pay interest in arrears on August 1, 2008, and then on the first day of each month thereafter until payment in full of any principal outstanding under the Term Loan.

                  (b) The Borrower will repay principal in installments on the dates and in the amounts stated on the attached Exhibit A. On July 1, 2018, the Borrower will repay the remaining principal balance plus any interest then due.

                  (c) The Borrower may prepay the Term Loan in full or in part at any time, without premium or penalty except with respect to "Portions" pursuant to Sections 3.2(f) and 3.3(e) below,. The prepayment will be applied to the most remote payment of principal due under the Term Loan.

         2.4. Interest Rate. The interest rate is a rate per year equal to the Bank's Prime Rate plus the Applicable Rate as defined in Section 1.6.

         2.5. Optional Interest Rates. Instead of the interest rate based on the rate stated in Section 2.4, the Borrower may elect the optional interest rates listed below for the Term Loan during interest periods set forth in Section 3.2(a) and 3.3(a). The optional interest rates shall be subject to the terms and conditions described in Article 3. Any principal amount bearing interest at an optional rate under the Term Loan is referred to as a "Portion." The following optional interest rates are available:

                      o The LIBOR  Rate plus the  Applicable  Rate as defined in
                        Section 1.6.

                      o The IBOR Rate plus the  Applicable  Rate as  defined  in
                        Section 1.6.


3.       OPTIONAL INTEREST RATE

         3.1. Optional Rates. Each optional interest rate is a rate per year. At the end of any interest period, the interest rate will revert to the rate stated in Section 1.4(a) with respect to the Line of Credit, or Section 2.4 with respect to the Term Loan, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

         3.2. LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

                  (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

                  (b) Each LIBOR Rate Portion will be for an amount not less than $1,000,000, with additional increments of $100,000 in excess thereof.

                  (c) The "LIBOR Rate" means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                     LIBOR Rate =     London Inter-Bank Offered Rate
                                      ------------------------------
                                        (1.00 - Reserve Percentage)

         Where,

                           (i) "London  Inter-Bank  Offered Rate" means, for any
                  applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

                           (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                  (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon, Pacific time, on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

                  (e) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                           (i) Dollar deposits in the principal amount,  and for
                  periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                           (ii) the LIBOR Rate does not  accurately  reflect the
cost of a LIBOR Rate Portion.

                  (f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                  (g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this section, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

         3.3. IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

                  (a) The interest period during which the IBOR Rate will be in effect will be no shorter than 14 days and no longer than six months. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

                  (b) Each IBOR Rate Portion will be for an amount not less than $1,000,000.

                  (c) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                     IBOR Rate =           IBOR Base Rate
                                           --------------
                                     (1.00 - Reserve Percentage)

         Where,

                           (i) "IBOR Base Rate" means the interest rate at which
                  the Bank's Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                           (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                  (d) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

                           (i) Dollar deposits in the principal amount,  and for
                  periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

                           (ii) the IBOR Rate does not  accurately  reflect  the
                  cost of an IBOR Rate Portion.

                  (e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                  (f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this section, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

4.       FEES AND EXPENSES

         4.1. Fees.

                  (a) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of the Line of Credit it actually uses, determined by the average of the daily amount of credit outstanding under the Line of Credit during the specified period. The fee will be calculated at a rate per year equal to the "Fee Margin" as determined in accordance with Section 1.6. The calculation of credit outstanding shall include the undrawn amount of standby letters of credit. This fee is due on September 30, 2008, and on the last day of each following calendar quarter until, and on, the Expiration Date.

                  (b) Loan Fee. The Borrower agrees to pay a loan fee in the amount of $25,000.00 for the Term Loan. This fee is due on the date of this Agreement.

                  (c) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this section shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

                  (d) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

         4.2. Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

         4.3. Reimbursement Costs.

                  (a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

                  (b) The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower's books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this section may be performed by employees of the Bank or by independent appraisers.


5.       COLLATERAL

         5.1. Personal Property. The Borrower's obligations to the Bank under this Agreement will be secured by all personal property assets the Borrower now owns or will own in the future. The collateral is further defined in a security agreement to be executed by the Borrower.

         5.2. Real Property. The Borrower's obligations to the Bank under both Facilities will be secured by a lien covering real property located at 924 North Russell Street, Portland, Oregon owned by the Borrower. The foregoing lien is legally described in the Line of Credit Commercial Deed of Trust, Assignment, Security Agreement and Fixture Filing (the "Deed of Trust") dated December 28, 2007, made by Widmer, as Grantor, recorded December 31, 2007, in Multnomah County, Oregon, under recording number 2007-220398. The Deed of Trust shall be amended to reference this Agreement as its primary secured obligation, and the Bank shall receive at the Borrower's expense a modification endorsement to its title policy covering the Deed of Trust reflecting such amendment.

         5.3. Assumption of Obligations. The Borrower, as successor by merger to Widmer, assumes and agrees to pay and perform all obligations of Widmer under the Deed of Trust, and under the Environmental Indemnification and Release Agreement dated as of the December 28, 2007, by and between Widmer and the Bank.

         5.4. Swap Transactions. If the Borrower enters into any Swap Transaction with the Bank, the collateral described above shall also secure all Swap Obligations. "Swap Transaction" shall mean any interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, swaption, bond or bond price swap, option or forward, treasury lock, any similar transaction, any option to enter into any of the foregoing and any combination of the foregoing, which agreements may be oral or in writing including, without limitation, any master agreement relating to or governing any or all of the foregoing any related schedule or confirmations. "Swap Obligations" shall mean all indebtedness and obligations of the Borrower to the Bank under any Swap Transaction, as any or all of them may from time to time be modified, amended, extended, renewed and restated.


6.       DISBURSEMENTS, PAYMENTS AND COSTS

         6.1. Disbursements and Payments.

                  (a) Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to the "Designated Account" as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower's statement or at one of the Bank's banking centers in the United States, or by such other method as may be permitted by the Bank.

                  (b) The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an "Authorized Individual").

                  (c) For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

                  (d) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

                  (e) Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the "Accrued Amount"), the discrepancy will be treated as follows:

                           (i) If the  Billed  Amount is less  than the  Accrued
                  Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

                           (ii) If the  Billed  Amount is more than the  Accrued
                  Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

         6.2. Telephone and Telefax Authorization.

                  (a) The Bank may honor telephone or telefax instructions for advances, repayments, the designation of optional interest rates or the issuance of letters of credit given, or purported to be given, by any one of the Authorized Individuals.

                  (b) Advances will be deposited in and repayments will be withdrawn from an account at the Bank owned by the Borrower, as designated in writing by the Borrower from time to time (the "Designated Account").

                  (c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

         6.3. Direct Debit. The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from the Designated Account.

         6.4. Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the Facilities on the next banking day.

         6.5. Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

         6.6. Default Rate. Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

7.       CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

         7.1. Conditions to First Extension of Credit. Before the first extension of credit:

                  (a) Merger. Evidence that the merger of Widmer into Redhook Ale Brewery, Incorporated, a Washington corporation ("Redhook"), and the resulting name change of Redhook to Craft Brewers Alliance, Inc., has been completed.

                  (b) Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

                  (c) Governing Documents. Copies of the Borrower's articles of incorporation, bylaws, articles of merger reflecting the merger of Widmer and Redhook, articles of amendment evidencing the name change to Craft Brewers Alliance, Inc., and certificate of existence of the Borrower.

                  (d) Legal Opinion. A written opinion from the Borrower's legal counsel affirming the elements of Sections 8.1 through 8.5, in form acceptable to the Bank.

                  (e) Security Agreement. Signed original security agreement covering the personal property collateral which the Bank requires.

                  (f) Perfection and Evidence of Priority. Financing statements and fixture filings (and any collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

                  (g) Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by Section 4.3.

                  (h) Deed of Trust Amendment. Signed and acknowledged original deed of trust amendment executed by the Borrower and the Bank, amending the Deed of Trust.

                  (i) Title Insurance. At the Borrower's expense, a modification endorsement to the ALTA lender's title insurance policy covering the Deed of Trust, showing no liens subsequent to the date of original recording of the Deed of Trust, other than those acceptable to the Bank in its sole discretion.

                  (j) Other Items. Any other items that the Bank reasonably requires.

         7.2.  Conditions  to  Subsequent   Advances.   Before  each  subsequent
extension of credit:

                  (a) Representations and Warranties. The representations and warranties made by the Borrower in the loan documents and in any certificate, document, or financial statement furnished at any time shall continue to be true and correct, except to the extent that such representations and warranties expressly relate to an earlier date.

                  (b) No Material Adverse Change. Subsequent to the date of the Borrower's most recent annual financial statements delivered to the Bank, the Borrower has not incurred any liabilities or obligations, direct or contingent that are prohibited by this Agreement, and there has not been any material adverse change in the financial condition of the Borrower taken as a whole.

                  (c) Compliance. No event of default or other event which, upon notice or lapse of time or both would constitute an event of default under this Agreement, shall have occurred and be continuing, or shall exist after giving effect to the advance of credit to be made.


8.       REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, so long as the Bank's commitment to make advances under the Facilities is continuing, and until the Facilities are repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

         8.1. Formation. The Borrower is duly formed as a corporation existing under the laws of the state of Washington.

         8.2. Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

         8.3. Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

         8.4. Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing (if applicable), and, where required, in compliance with fictitious name statutes.

         8.5. No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

         8.6. Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower taken as a whole.

         8.7. Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the Facilities, except as have been disclosed in writing to the Bank.

         8.8. Collateral. All collateral required in this Agreement is owned by the Borrower free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

         8.9. Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

         8.10. Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

         8.11. Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

         8.12. No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

         8.13. Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in Section 9.16 of this Agreement.

         8.14. Employee Benefit Plan. The Borrower is in compliance in all material respects with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations and published interpretations thereunder. The Borrower has not engaged in any acts or omissions, which would make the Borrower materially liable to any Plan, to any of its participants, or to the Internal Revenue Service, under ERISA. Capitalized terms in this section shall have the meanings defined within ERISA.

         8.15. UCC Information. The Borrower was originally formed under the laws of the State of Oregon, and remains a Washington corporation. The Borrower's "organizational identification number" for purposes of the UCC is 600407212. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.


9.       COVENANTS

The Borrower agrees, so long as the Bank's commitment to make advances under the Facilities is continuing, and until the Facilities are repaid in full:

         9.1. Use of Proceeds. To use the proceeds of the Line of Credit for working capital purposes and general corporate purposes, and to use the Term Loan for refinance of construction of a brewery expansion and other general corporate purposes.

         9.2.  Financial   Information.   To  provide  the  following  financial
information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

                  (a) Within 120 days of the fiscal year end, the annual financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

                  (b) Within 45 days of the period's end (including the last period in each fiscal year), quarterly financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated and consolidating basis.

                  (c) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

                  (d) By January 31 of each year, an annual budget for the Borrower.

         9.3. Funded Debt to EBITDA Ratio. To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding the ratios indicated for each period specified below:


                   Period                                      Ratios
                   ------                                      ------

                   From the closing date
                   through September 30, 2008:                 4.75 to 1

                   From December 31, 2008
                   through September 30, 2009                  4.0 to 1

                   From December 31, 2009
                   through September 30, 2010                  3.5 to 1

                   From December 31, 2010,
                   and thereafter                              3.0 to 1

                  (a)  "Funded  Debt"  means  all  outstanding  liabilities  for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.

                  (b) "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, minus dividends, plus other non-cash charges, including restructuring charges in accordance with the schedule attached as Exhibit B to this Agreement, plus additional indirect charges of $2,000,000 for quarter ending September 30, 2008, and of $1,000,000 for the quarters ending December 31, 2008, and March 31, 2009 (and of zero thereafter).

                  (c) "Subordinated Liabilities" means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

                  (d) This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

         9.4. Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least the ratios indicated for each period specified below:

                    Period                                      Ratios
                    ------                                      ------

                    From the closing date
                    through quarter ending
                    September 30, 2008:                         1.15 to 1

                    From quarter ending
                    December 31, 2008 and thereafter            1.25 to 1

                  (a) "Fixed Charge Coverage Ratio" means the ratio of:

                           (i) EBITDA (as defined  above) minus cash taxes minus
                  Maintenance Capital Expenditures, divided by

                           (ii) current  year  scheduled  principal  payments on
                  long-term Debt, plus current portion of capital leases, plus cash interest expense.

                  (b)  "Maintenance   Capital   Expenditures"  means  $2,000,000
         through December 31, 2008, and $3,000,000 as of all reporting periods thereafter.

                  (c) This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.

         9.5. Dividends and Stock Repurchases. Not to declare or pay any dividends on any of its shares, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except dividends or share repurchases may be paid if:

                  (a) prior to the distribution the Borrower is in compliance with Section 9.4, AND

                  (b) after the distribution the Borrower would be in compliance with Section 9.4 on a pro forma basis, AND

                  (c) no event of default has occurred and is continuing under this Agreement, and no event of default would result under this Agreement from such dividend(s) or repurchase(s).

         9.6. Retention. Not to release the general contractor's retention for the Project until a certificate of occupancy, if applicable, has been obtained by the Borrower as to the Project, and until 90 days have passed following recording of a notice of completion, and no construction liens appear of record or are being litigated.

         9.7. Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

         9.8. Other Debts. Not to have outstanding or incur any direct or contingent liabilities (including liability for the liabilities of others) or lease obligations (collectively, "Indebtedness") (other than Indebtedness owed to the Bank) without the Bank's written consent. This does not prohibit (collectively, "Permitted Indebtedness"):

                  (a) Acquiring goods, supplies, or merchandise on normal trade credit.

                  (b) Endorsing negotiable instruments received in the usual course of business.

                  (c) Obtaining surety bonds in the usual course of business.

                  (d) Debt secured by purchase money security interests in assets acquired after the date of this Agreement ("purchase-money debt"), if such purchase-money debt does not exceed $1,000,000 of new purchase-money debt annually.

                  (e) Equipment leases under lease arrangements with the Bank's equipment lease affiliate.

                  (f) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

                  (g) In addition to the Indebtedness permitted by Sections 9.8(a) through (f), other Indebtedness in an aggregate amount not to exceed $250,000 at any time outstanding.

         9.9. Other Liens. Not to create, assume, or allow any security interest, lien, judicial liens, or assignments (collectively, "Liens") on or of property the Borrower now or later owns, except (collectively, "Permitted Liens"):

                  (a) Liens and security interests in favor of the Bank.

                  (b) Liens for taxes not yet due.

                  (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank, or of public record on the date of this Agreement.

                  (d) Liens securing Permitted Indebtedness.

                  (e) easements, rights of way, and other encumbrances on title to real property owned or leased by Borrower that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

                  (f) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

                  (g) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and, repairmen's, Liens and other similar Liens arising in the ordinary course of business securing obligations that are either: (i) not overdue for a period of more than 45 days; or (ii) are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

                  (h) Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by Section 9.8(d), so long as such Liens only secure the purchase price of the assets purchased with such financing.

                  (i) The replacement, extension, or renewal of any Permitted Lien, so long as such Lien does not secure an amount greater than the amount previously secured by such Lien.

         9.10. Maintenance of Assets.

                  (a) Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

                  (b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

                  (c) Not to enter into any sale and leaseback agreement covering any of its fixed assets.

                  (d) To maintain and preserve all rights, privileges, and franchises the Borrower now has.

                  (e) To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

         9.11. Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

                  (a) Existing investments disclosed to the Bank in writing.

                  (b) Investments in Fulton Street Brewery LLC ("FSB") and Kona Brewery LLC ("Kona").

                  (c) Investments in any of the following:

                           (i) certificates of deposit;

                           (ii) Money market mutual funds, bankers' acceptances,
                  eurodollar  investments,   repurchase  agreements,  and  other
                  short-term money market investments acceptable to the Bank.

                           (iii) U.S.  treasury  bills and other  obligations of
                  the federal government;

                           (iv) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

                  (d) Minority interests in other craft brewers up to $5,000,000 in the aggregate, provided that after the closing of any such investment the amount available to be drawn under the Line of Credit must exceed $2,500,000.

         9.12. Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

                  (a) Existing extensions of credit disclosed to the Bank in writing.

                  (b)   Extensions   of   credit  to  the   Borrower's   current
         subsidiaries.

                  (c) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

                  (d) Extensions of credit to officers of the Borrower for relocation or similar expenses so long as the aggregate amount of all such loans outstanding do not at any one time exceed $250,000.

         9.13. Change of Ownership. Not to cause, permit, or suffer a Change in Control to occur. "Change in Control" means an event or series of events by which:

                  (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

                  (b) any individual(s) or entity(s) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(s) or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities.

         9.14. Additional Negative Covenants. Not to, without the Bank's written consent:

                  (a)   Enter   into  any   consolidation,   merger,   or  other
         combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

                  (b) Acquire or purchase a business or its assets.

                  (c) Engage in any business activities substantially different from the Borrower's present business.

                  (d) Liquidate or dissolve the Borrower's business.

                  (e) Voluntarily suspend its business for more than 15 days in any 30-day period.

         9.15. Notices to Bank. To promptly notify the Bank in writing of:

                  (a) Any lawsuit over $1,000,000 against the Borrower or any Obligor.

                  (b) Any substantial dispute between any governmental authority and the Borrower or any Obligor.

                  (c) Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

                  (d) Any material adverse change in the Borrower's or any Obligor's business condition (financial or otherwise), operations, properties or prospects, taken as a whole, or the Borrower's ability to repay the Facilities.

                  (e) Any change in the Borrower's or any Obligor's name, legal structure, place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

                  (f) Any actual contingent liabilities of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of $1,000,000 in the aggregate.

                  (g)  Until  such  time  as  the   endorsement   for  lien-free
         completion as required under Section 10.7 has been provided, notice of any construction liens recorded against the real property collateral.

For purposes of this Agreement, "Obligor" shall mean any guarantor and any party pledging collateral to the Bank.

         9.16. Insurance.

                  (a)  General  Business   Insurance.   To  maintain   insurance
         satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's real properties, business interruption insurance, commercial general liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual and reasonable for the Borrower's business.

                  (b) Insurance Covering Personal Property Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable, and to the extent obtainable at a commercially reasonable premium) covering the tangible personal property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank. Upon the request of the Bank, the Borrower shall deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

                  (c) Insurance Covering Real Property Collateral. To provide and maintain in force at all times all risk property damage insurance (including without limitation windstorm coverage, and hurricane coverage as applicable) on the real property collateral and such other type of insurance on the real property collateral as may be required by the Bank in its reasonable judgment. At the Bank's request, the Borrower shall provide the Bank with a counterpart original of any policy, together with a certificate of insurance setting forth the coverage, the limits of liability, the carrier, the policy number and the expiration date. Each such policy of insurance shall be in an amount, for a term, and in form and content satisfactory to the Bank, and shall be written only by companies approved by the Bank. In addition, each policy of hazard insurance shall include a Form 438BFU or equivalent loss payable endorsement in favor of the Bank.

         9.17. Damages and Insurance and Condemnation Proceeds.

                  (a) The Borrower hereby absolutely and irrevocably assigns to the Bank, and authorizes the payor to pay to the Bank, the following claims, causes of action, awards, payments and rights to payment (collectively, the "Claims"):

                           (i) all awards of damages and all other  compensation
                  payable directly or indirectly because of a condemnation, proposed condemnation or taking for public or private use which affects all or part of the real property collateral or any interest in it;

                           (ii) all other  awards,  claims and causes of action,
                  arising out of any breach of warranty or misrepresentation affecting all or any part of the real property collateral, or for damage or injury to, or defect in, or decrease in value of all or part of the real property collateral or any interest in it;

                           (iii) all proceeds of any insurance  policies payable
                  because of loss sustained to all or part of the real property collateral, whether or not such insurance policies are required by the Bank; and

                           (iv) all  interest  which  may  accrue  on any of the
                  foregoing.

                  (b) The Borrower shall immediately notify the Bank in writing if:

                           (i) any damage occurs or any injury or loss is sustained to all or part of the real property collateral, or any action or proceeding relating to any such damage, injury or loss is commenced; or

                           (ii) any offer is made,  or any action or  proceeding
                  is commenced, which relates to any actual or proposed condemnation or taking of all or part of the real property collateral.

         If the Bank chooses to do so, it may in its own name appear in or prosecute any action or proceeding to enforce any cause of action based on breach of warranty or misrepresentation, or for damage or injury to, defect in, or decrease in value of all or part of the real property collateral, and it may make any compromise or settlement of the action or proceeding. The Bank, if it so chooses, may participate in any action or proceeding relating to condemnation or taking of all or part of the real property collateral, and may join the Borrower in adjusting any loss covered by insurance.

                  (c) All proceeds of the Claims assigned to the Bank under this Section shall be paid to the Bank. In each instance, the Bank shall apply those proceeds first toward reimbursement of all of the Bank's costs and expenses of recovering the proceeds, including attorneys' fees. The Borrower further authorizes the Bank, at the Bank's option and in the Bank's sole discretion, and regardless of whether there is any impairment of the real property collateral, (i) to apply the balance of such proceeds, or any portion of them, to pay or prepay some or all of the obligations of the Borrower under this Agreement, in such order or proportion as the Bank may determine, or (ii) to hold the balance of such proceeds, or any portion of them, in an interest-bearing account to be used for the cost of reconstruction, repair or alteration of the real property collateral, or (iii) to release the balance of such proceeds, or any portion of them, to the Borrower. If any proceeds are released to the Borrower, the Bank shall not be obligated to see to, approve or supervise the proper application of such proceeds. If the proceeds are held by the Bank to be used to reimburse the Borrower for the costs of restoration and repair of the real property collateral, the real property collateral shall be restored to the equivalent of its original condition, or such other condition as the Bank may approve in writing. The Bank may, at the Bank's option, condition disbursement of the proceeds on the Bank's approval of such plans and specifications prepared by an architect satisfactory to the Bank, contractor's cost estimates, architect's certificates, waivers of liens, sworn statements of mechanics and materialmen, and such other evidence of costs, percentage of completion of construction, application of payments, and satisfaction of liens as the Bank may reasonably require.

         9.18. Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business.

         9.19. ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this section shall have the meanings defined within ERISA.

         9.20. Books and Records. To maintain adequate books and records.

         9.21. Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

         9.22. Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

         9.23. Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

         9.24. Flood Insurance. If any improved real property collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, the Borrower will be required to maintain flood insurance on the real property and on any tangible personal property collateral located on the real property. In addition, the Borrower shall maintain such other insurance as the Bank may require to comply with the Bank's regular requirements and practices in similar transactions, which may include earthquake insurance and insurance covering acts of terrorism.

         9.25. Inspections and Appraisals of Real Property. To allow the Bank and its agents to visit the real property collateral at any reasonable time for the purpose of inspecting the real property and conducting appraisals, and deliver to the Bank any financial or other information concerning the real property as the Bank may request.

         9.26. Use or Leasing of the Real Property Collateral. To occupy the real property collateral for the conduct of its regular business. The Borrower will not change its intended use of the real property without the Bank's prior written approval.

         9.27. Indemnity Regarding Use of Real Property Collateral. To indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank's counsel) arising out of or resulting from the construction of any improvements on the real property collateral, or the ownership, operation, or use of the real property collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise, except to the extent that the liabilities, claims, actions, damages, costs and expenses arise out of the Bank's gross negligence or willful misconduct. The Borrower's obligations to the Bank under this Section shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the real property collateral or any part of it by foreclosure or any other means.

10.      DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under Section 10.5, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

         10.1. Failure to Pay. The Borrower fails to make a payment under this Agreement when due, and such failure is not cured within three (3) business days after the due date.

         10.2. Other Bank Agreements. The Borrower (or any Obligor) fails to observe or perform any obligation, term, covenant or agreement under any agreement (other than the Loan Documents, as defined below) the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank.

         10.3. Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) has guaranteed, if the amount of credit exceeds $250,000.

         10.4. Representations and Warranties. Any representation or warranty made by the Borrower herein or financial information given by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made.

         10.5. Bankruptcy. The Borrower or any Obligor files a bankruptcy petition, an involuntary bankruptcy petition is filed against any of the foregoing parties and such petition is not dismissed within 60 days after filing, or the Borrower or any Obligor makes a general assignment for the benefit of creditors.

         10.6. Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's or any Obligor's business, or the business is terminated, or any Obligor is liquidated or dissolved.

         10.7. Lien-Free Completion. The Bank has not received, at the Borrower's expense, a lien-free completion endorsement to its title insurance policy insuring the Deed of Trust, within 120 days of the filing of a completion notice for the Project.

         10.8. Lien Priority. Except for Permitted Liens, the Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement.

         10.9. Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Obligor in an aggregate amount of $1,000,000 or more in excess of any insurance coverage.

         10.10. Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $1,000,000 or more in excess of any insurance coverage.

         10.11. Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, taken as a whole, or ability to repay the Facilities.

         10.12. Default under Loan Documents. The Borrower fails to observe or perform any term, covenant, or agreement in this Agreement or any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement (collectively, the "Loan Documents"), and such failure is not cured within 30 days after written notice thereof is delivered to the Borrower by the Bank.

         10.13. ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower, taken as a whole:

                  (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

                  (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.


11.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

         11.1. GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

         11.2. Oregon Law. This Agreement shall be governed by and construed in accordance with the laws of Oregon. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law. The Borrower irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Oregon in any action brought under this Agreement or any related loan document, and any action based upon the transactions encompassed by this Agreement, whether or not based in contract. Venue of any such action shall be laid in Multnomah County, Oregon, unless some other venue is required for the Bank to fully realize upon the assets of the Borrower, or any collateral or guaranties.

         11.3. Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign the Facilities, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees;
provided, however, that except in the event of an assignment of 100% of the Commitment then held by the Bank, no assignment will be of less than $1,000,000 of the Commitment or an integral multiple of $1,000,000 in excess thereof; further provided, that any assignee will have the rights and obligations of the Bank hereunder.

         11.4. Dispute Resolution Provision. This section, including the subsections below, is referred to as the "Dispute Resolution Provision." This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.

                  (a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or
         (ii) any document related to this Agreement (collectively a "Claim"). For the purposes of this Dispute Resolution Provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

                  (b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

                  (c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

                  (d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in Portland, Oregon. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

                  (e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subsection (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

                  (f) This section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                  (g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

                  (h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the "Class Action Waiver"). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties' agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

                  (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

         11.5. Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

         11.6. Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this section, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

         11.7. One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                  (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning the Facilities;

                  (b) replace any prior oral or written agreements between the Bank and the Borrower concerning the Facilities; and

                  (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a "promissory note" or a "note" executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

         11.8. Statutory Notice. Under Oregon law, most agreements, promises and commitments made by the Bank concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the Borrower's residence must be in writing, express consideration and be signed by us to be enforceable.

         11.9. Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

         11.10. Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

         11.11. Headings. Article and section headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

         11.12. Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

         11.13. Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower's credit references and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and any Obligor as is consistent with the Bank's policies and practices from time to time in effect.

         11.14. Prior Agreement Superseded. This Agreement supersedes the Loan Agreement entered into as of December 28, 2007, between the Bank and Widmer, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

         This Agreement is executed as of the date stated at the top of the first page.


Bank:                                         Borrower:

BANK OF AMERICA, N.A.                         CRAFT BREWERS ALLIANCE, INC.


By   /s/ Michael Snook                        By  /s/ Terry Michaelson
     -----------------------------                ---------------------------------------------
     Michael Snook, Vice President                Terry Michaelson, Co-Chief Executive Officer

Address where notices to the Bank             Address where notices to the Borrower
are to be sent:                               are to be sent:

Oregon Commercial Banking                     929 North Russell Street
OR1-129-17-15                                 Portland, Oregon  97227
121 SW Morrison St., Suite 1700               Telephone: (503) 331-7258
Portland, OR  97204                           Telefacsimile: (503) 331-7264
Attention:  Michael Snook
Telephone:  (503) 275-1587
Telefacsimile:  (503) 275-1391


USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower's legal name, address, tax ID number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

                                   Exhibit A

                          Principal Payment Schedule
                          --------------------------



                   Payment                        Principal
                     Date                       Payment Amount
              --------------------        --------------------------

                   8/1/2008                    $13,500,000.00
                   9/2/2008                    $13,473,819.94
                   10/1/2008                   $13,449,894.47
                   11/3/2008                   $13,418,648.19
                   12/1/2008                   $13,396,797.62
                   1/2/2009                    $13,362,891.79
                   2/2/2009                    $13,338,334.27
                   3/2/2009                    $13,311,261.86
                   4/1/2009                    $13,276,929.59
                   5/1/2009                    $13,247,154.22
                   6/1/2009                    $13,217,219.79
                   7/1/2009                    $13,189,478.87
                   8/3/2009                    $13,159,236.36
                   9/1/2009                    $13,135,861.53
                   10/1/2009                   $13,102,993.71
                   11/2/2009                   $13,072,289.22
                   12/1/2009                   $13,046,075.92
                   1/4/2010                    $13,012,744.47
                   2/1/2010                    $12,990,825.87
                   3/1/2010                    $12,954,896.05
                   4/1/2010                    $12,918,787.10
                   5/4/2010                    $12,889,398.91
                   6/1/2010                    $12,864,438.56
                   7/1/2010                    $12,827,878.62
                   8/2/2010                    $12,795,704.57
                   9/1/2010                    $12,767,915.34
                   10/1/2010                   $12,735,420.98
                   11/1/2010                   $12,702,753.05
                   12/1/2010                   $12,672,172.41
                   1/4/2011                    $12,639,166.63
                   2/1/2011                    $12,614,986.43
                   3/1/2011                    $12,577,182.84
                   4/1/2011                    $12,539,190.77
                   5/3/2011                    $12,507,707.32
                   6/1/2011                    $12,478,277.15
                   7/1/2011                    $12,442,013.81
                   8/1/2011                    $12,407,778.59
                   9/1/2011                    $12,375,569.78
                   10/3/2011                   $12,343,183.18
                   11/1/2011                   $12,312,815.59
                   12/1/2011                   $12,275,697.87
                   1/3/2012                    $12,240,574.25
                   2/1/2012                    $12,211,801.52
                   3/1/2012                    $12,174,162.20
                   4/2/2012                    $12,136,328.54
                   5/1/2012                    $12,104,782.33
                   6/1/2012                    $12,066,590.41


LOAN AGREEMENT - Exhibit A, Page 1                                  aws/0460/cba

                   Payment                        Principal
                     Date                       Payment Amount
              --------------------        --------------------------

                   7/2/2012                    $12,032,498.33
                   8/1/2012                    $11,998,218.08
                   9/4/2012                    $11,961,612.25
                   10/1/2012                   $11,933,330.21
                   11/1/2012                   $11,890,003.39
                   12/3/2012                   $11,854,936.60
                   1/2/2013                    $11,821,787.09
                   2/1/2013                    $11,784,238.83
                   3/1/2013                    $11,746,490.00
                   4/2/2013                    $11,704,356.47
                   5/1/2013                    $11,670,348.98
                   6/3/2013                    $11,629,913.82
                   7/1/2013                    $11,597,552.95
                   8/1/2013                    $11,554,676.88
                   9/3/2013                    $11,517,759.18
                   10/1/2013                   $11,484,739.31
                   11/1/2013                   $11,441,300.81
                   12/2/2013                   $11,403,757.30
                   1/2/2014                    $11,366,006.57
                   2/3/2014                    $11,328,047.46
                   3/3/2014                    $11,291,895.85
                   4/1/2014                    $11,247,495.92
                   5/1/2014                    $11,204,877.31
                   6/2/2014                    $11,164,033.72
                   7/1/2014                    $11,126,947.60
                   8/1/2014                    $11,083,706.52
                   9/2/2014                    $11,044,189.19
                   10/1/2014                   $11,006,420.22
                   11/3/2014                   $10,962,556.79
                   12/1/2014                   $10,926,274.64
                   1/2/2015                    $10,880,051.88
                   2/2/2015                    $10,841,347.69
                   3/2/2015                    $10,800,492.61
                   4/1/2015                    $10,753,642.76
                   5/1/2015                    $10,710,388.83
                   6/1/2015                    $10,666,903.85
                   7/1/2015                    $10,625,085.89
                   8/3/2015                    $10,581,145.25
                   9/1/2015                    $10,542,621.99
                   10/1/2015                   $10,496,363.68
                   11/2/2015                   $10,451,735.45
                   12/1/2015                   $10,410,590.81
                   1/4/2016                    $10,363,650.74
                   2/1/2016                    $10,325,694.83
                   3/1/2016                    $10,276,477.84
                   4/1/2016                    $10,228,845.27
                   5/3/2016                    $10,184,609.35
                   6/1/2016                    $10,141,942.68
                   7/1/2016                    $10,093,615.42
                   8/1/2016                    $10,046,835.85
                   9/1/2016                    $10,001,595.28
                   10/3/2016                    $9,956,105.00
                   11/1/2016                    $9,912,136.37

LOAN AGREEMENT - Exhibit A, Page 2                                  aws/0460/cba

                   Payment                        Principal
                     Date                       Payment Amount
              --------------------        --------------------------


                   12/1/2016                    $9,862,622.48
                   1/3/2017                     $9,814,609.01
                   2/1/2017                     $9,771,581.71
                   3/1/2017                     $9,721,342.05
                   4/3/2017                     $9,669,112.04
                   5/2/2017                     $9,625,229.82
                   6/1/2017                     $9,574,234.46
                   7/3/2017                     $9,524,680.52
                   8/1/2017                     $9,478,253.73
                   9/1/2017                     $9,426,499.44
                   10/2/2017                    $9,377,834.79
                   11/1/2017                    $9,328,901.52
                   12/1/2017                    $9,278,037.10
                   1/2/2018                     $9,226,900.97
                   2/1/2018                     $9,178,777.50
                   3/1/2018                     $9,127,111.16
                   4/3/2018                     $9,071,918.57
                   5/1/2018                     $9,024,527.35
                   6/1/2018                     $8,968,823.32
                   7/1/2018                     $8,917,632.43


LOAN AGREEMENT - Exhibit A, Page 3                                  aws/0460/cba

                                    Exhibit B

                        Schedule of Restructuring Charges
                        ---------------------------------


  CBAI 2008 Merger Organizational Cost Forecast

  Direct Merger Costs:


           Severance                                              $2,386,000

           Program Management/Process Integration                    383,000

           Executive Closing Bonuses                                 414,000

           Legal                                                     300,000

           SOX Compliance                                            272,000

           Business Intelligence Assessments                          80,000

           Audit/Tax                                                  75,000

           Executive Compensation Plan Design                         57,000

           Regulatory                                                 40,000

           Public Relations                                           25,000

           Payroll Conversion                                          8,000

           Contingency                                               360,000
                                                                     -------

           TOTAL                                                  $4,400,000


LOAN AGREEMENT - Exhibit B                                          aws/0460/cba